Exhibit 16.1

MOORE & ASSOCIATES, CHARTERED
   ACCOUNTANTS & ADVISORS
      PCAOB REGISTERED

June 30, 2009

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Moore & Associates, Chartered was previously principal accountant for Domain Registration, Corp (the "Company") and reported on the financial statements of the Company for the years ended December 31, 2008 and 2007 and has reviewed the quarterly financial statements through March 31, 2006. Effective June 26, 2009, we were dismissed by the Company as principal accountants. We have read the Company's statements included under Item 4.01 of its Form 8-K dated June 26, 2009, and we agree with such statements contained therein.

Sincerely,


/s/ Moore & Associates, Chartered

Moore & Associates, Chartered
June 30, 2009